SCHEDULE B

RULE 10f-3 REPORT FORM FOR SUB-ADVISORS

MLIG Variable Insurance Trust

Record Of Securities Purchased
Under The Trust’s Rule 10f-3 Procedures

1. Name of Portfolio: Roszel/CCM Capital Appreciation Portfolio
2. Name of Issue: Prudential Financial Inc.
3. Underwriter from whom purchased:  Goldman Sachs
4. “Affiliated Underwriter” managing or participating in underwriting syndicate: Merrill Lynch, JPMorgan Chase
5. Aggregate principal amount of purchase by all investment companies and other discretionary accounts advised by the Sub-Advisor:
 $9,070,761
6. Aggregate principal amount of offering: $1,248,000,000
7. Purchase price (net of fees and expenses):  $39.00
8. Offering price at close of first day on which any sales were made: $39.00
9. Date of Purchase:  6-2-09
10. Date offering commenced: 6-2-09
11. Commission, spread or profit:  3.2% $1.243125 share
12. Have the following conditions been satisfied? Yes  No
a. The securities are:
  part of an issue registered under the Securities Act of 1933 which is being offered to the public, Y
  Eligible Municipal Securities,
  sold in an Eligible Foreign Offering; OR
  sold in an Eligible Rule 144A Offering?
 (See the MLIG Variable Insurance Trust Rule 10f-3
 Procedures for definitions of the defined terms used herein.)
  Yes  No
b. (1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); OR Y
 (2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?
c. The underwriting was a firm commitment underwriting? Y
d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period? Y
e. The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than three years?  Y
f. (1)  The amount of the securities, other than those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies and discretionary accounts advised by the Sub-Advisor did not exceed 25% of the principal amount of the offering; OR Y
 (2)  If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies and discretionary accounts advised by the Sub-Advisor did not exceed 25% of the total of:
 (i) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus
 (ii) The principal amount of the offering of such class in any concurrent public offering?
g. (1)  No affiliated underwriter of the Purchasing Portfolio was a direct or indirect participant in or beneficiary of the sale; OR Y
 (2)  With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter?
h. Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
 N-SAR and quarterly reports to the Trustees? Y

I have submitted these answers and completed this form based on all available information
Name:
Title: Heather Mellem, Chief Compliance Officer
Date: 7-23-09